                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      OF
                             METROMAIL CORPORATION
                                      BY
                       GREAT UNIVERSAL ACQUISITION CORP.
                    AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                       THE GREAT UNIVERSAL STORES P.L.C.
                                      AT
                             $31.50 NET PER SHARE

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 10, 1998, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, WHEN ADDED TO ANY SHARES ACQUIRED PURSUANT TO THE STOCK PURCHASE AGREEMENTS (AS DEFINED HEREIN) SIMULTANEOUSLY WITH THE ACCEPTANCE OF SHARES FOR PAYMENT PURSUANT TO THE OFFER, REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

  IN CONNECTION WITH THE MERGER AGREEMENT, PARENT ENTERED INTO STOCK PURCHASE AGREEMENTS (AS DEFINED HEREIN) WITH CERTAIN STOCKHOLDERS OF THE COMPANY WHO COLLECTIVELY OWN APPROXIMATELY 40.4% OF THE OUTSTANDING SHARES, PURSUANT TO WHICH SUCH STOCKHOLDERS AGREED, AMONG OTHER THINGS, TO SELL THEIR SHARES TO PARENT AT THE OFFER PRICE (AS DEFINED HEREIN). PARENT ALSO ENTERED INTO AN AGREEMENT TO PURCHASE FROM THE COMPANY PREVIOUSLY UNISSUED SHARES AT THE OFFER PRICE IN AN AMOUNT THAT, TOGETHER WITH THE SHARES OWNED BY PARENT AND ITS AFFILIATES IMMEDIATELY AFTER THE OFFER AND THE ACQUISITION OF SHARES PURSUANT TO SUCH STOCKHOLDER AGREEMENTS, REPRESENTS 51% OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS. THESE AGREEMENTS ARE SUBJECT TO CERTAIN TERMINATION RIGHTS WHICH GENERALLY EXPIRE ON MARCH 30, 1998 IF THE APPLICABLE WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) EXPIRES OR IS TERMINATED ON OR BEFORE MARCH 30, 1998.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

                                --------------

                                   IMPORTANT

  Any stockholder who desires to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 2.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, the Dealer Manager, the Depositary, or to brokers, dealers, commercial banks or trust companies. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                --------------

                     The Dealer Manager for the Offer is:

                           BEAR, STEARNS & CO. INC.

March 16, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
THE OFFER.................................................................   4
   1. Terms of the Offer..................................................   4
   2. Procedure for Tendering Shares......................................   5
   3. Withdrawal Rights...................................................   8
   4. Acceptance for Payment and Payment..................................   8
   5. Certain Federal Income Tax Consequences.............................   9
   6. Price Range of the Shares; Dividends on the Shares..................  10
   7. Effect of the Offer on the Market for the Shares; Stock Listing;
    Exchange Act Registration; Margin Regulations.........................  10
   8. Certain Information Concerning the Company..........................  11
   9. Certain Information Concerning Parent and the Purchaser.............  14
  10. Source and Amount of Funds..........................................  17
  11. Background of the Offer; the Merger Agreement and Certain Other
   Agreements.............................................................  17
  12. Purpose of the Offer and the Merger; Plans for the Company; Other
   Matters................................................................  33
  13. Dividends and Distributions.........................................  35
  14. Conditions of the Offer.............................................  35
  15. Certain Legal Matters...............................................  37
  16. Fees and Expenses...................................................  40
  17. Miscellaneous.......................................................  40
SCHEDULE I--Directors and Executive Officers of Parent and Purchaser...... I-1

 To the Holders of Common Stock of
  METROMAIL CORPORATION:

                                 INTRODUCTION

  Great Universal Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of The Great Universal Stores P.L.C., a corporation organized under the laws of England ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights" and together with the Common Stock, the "Shares"), issued pursuant to the Rights Agreement (as defined below), of Metromail Corporation, a Delaware corporation (the "Company"), at $31.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), which is acting as the Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc. which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company (the "Merger") and the Company will become an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or Purchaser, any wholly-owned subsidiary of the Company, in the treasury of the Company and Shares held by stockholders who perfect their dissenters' rights under Delaware law) will be converted into the right to receive $31.50 in cash or any higher price per Share paid in the Offer (the "Offer Price"). The Merger Agreement is more fully described in Section 11, and is set forth in full as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith. The Offer and the Merger are sometimes collectively referred to herein as the "Transaction."

  IN CONNECTION WITH THE MERGER AGREEMENT, PARENT ENTERED INTO STOCK PURCHASE AGREEMENTS WITH CERTAIN STOCKHOLDERS OF THE COMPANY (R.R. DONNELLEY & SONS COMPANY AND CERTAIN MEMBERS OF THE COMPANY'S MANAGEMENT) WHO COLLECTIVELY OWN APPROXIMATELY 40.4% OF THE OUTSTANDING SHARES, PURSUANT TO WHICH SUCH STOCKHOLDERS AGREED, AMONG OTHER THINGS, TO SELL THEIR SHARES TO PARENT AT THE OFFER PRICE. PARENT ALSO ENTERED INTO AN AGREEMENT TO PURCHASE FROM THE COMPANY PREVIOUSLY UNISSUED SHARES AT THE OFFER PRICE IN AN AMOUNT THAT, TOGETHER WITH THE SHARES OWNED BY PARENT AND ITS AFFILIATES IMMEDIATELY AFTER THE OFFER AND THE ACQUISITION OF SHARES PURSUANT TO SUCH STOCKHOLDER AGREEMENTS, REPRESENTS 51% OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS. THESE AGREEMENTS ARE SUBJECT TO CERTAIN TERMINATION RIGHTS WHICH GENERALLY EXPIRE ON MARCH 30, 1998 IF THE APPLICABLE WAITING PERIOD UNDER THE HSR ACT EXPIRES OR IS TERMINATED ON OR BEFORE MARCH 30, 1998.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, WHEN ADDED TO ANY SHARES ACQUIRED PURSUANT TO THE STOCK PURCHASE AGREEMENTS SIMULTANEOUSLY WITH THE ACCEPTANCE OF SHARES FOR PAYMENT PURSUANT TO THE OFFER, REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES. SEE SECTION 11.

  Lehman Brothers Inc., the Company's financial advisor ("Lehman Brothers"), has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the consideration to be offered to the holders of Shares pursuant to the Offer and the Merger is fair from a financial point of view to such holders. Such opinion is set forth in full as an annex to the Company's Schedule 14D-9 which is being mailed to stockholders of the Company herewith.

  The Merger Agreement provides that, except as provided therein, following satisfaction or waiver, if permissible, of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law. The Offer will not remain open following the time Shares are accepted for payment.

  Under the General Corporation Law of the State of Delaware (the "DGCL"), if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby without a vote of the stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Parent and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the stockholders, in accordance with Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. In the Merger Agreement, Parent, Purchaser and the Company have agreed that if immediately prior to the scheduled Expiration Date (as defined below) the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares, Purchaser may extend the Offer for a period not to exceed 10 business days.

  It is the present intention of the Purchaser to seek to cause the Company to make an application for the termination of the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as possible after the purchase of all validly tendered Shares pursuant to the Offer if the requirements for termination of registration are met. See
Section 7.

  In connection with the execution of the Merger Agreement, Parent (i) entered into a Stock Purchase Agreement, dated as of March 12, 1998 (the "Donnelley Stock Purchase Agreement"), with R.R. Donnelley & Sons Company ("Donnelley"), the beneficial owner of 8,600,000 Shares, or approximately 38.2% of the Shares outstanding on March 6, 1998, pursuant to which Donnelley agreed, among other things and upon the terms and conditions set forth therein, to sell such Shares to Purchaser, to vote such Shares in the manner specified in the Donnelley Stock Purchase Agreement with respect to certain matters and to appoint Parent as Donnelley's proxy to vote such Shares in certain circumstances and (ii) entered into Stock Purchase Agreements, dated as of March 12, 1998 (the "Executive Stock Purchase Agreements"), with each of Barton L. Faber, Chairman, President and Chief Executive Officer of the Company, Thomas J. Quarles, Senior Vice President, General Counsel, Chief Administrative Officer and Secretary of the Company, and Ronald G. Eidell, Senior Vice President and Chief Financial Officer of the Company (the "Executive Stockholders") who beneficially own an aggregate of 493,634 Shares, or approximately 2.2% of the Shares outstanding on March 6, 1998, pursuant to which the Executive Stockholders agreed, among other things and upon the terms and conditions set forth therein, to tender or otherwise sell to Purchaser the Shares beneficially owned by them, to vote such Shares in the manner specified in the Executive Stock Purchase Agreements with respect to certain matters and to appoint Parent as the Executive Stockholders' proxy to vote such Shares in certain circumstances. The Donnelley Stock Purchase Agreement and the Executive Stock Purchase Agreements are more fully described in Section 11.

  In connection with the execution of the Merger Agreement, Parent also entered into a Stock Purchase Agreement, dated as of March 12, 1998 (the "Company Stock Purchase Agreement" and collectively with the Donnelley Stock Purchase Agreement and the Executive Stock Purchase Agreements, the "Stock Purchase Agreements"), with the Company. Pursuant to the Company Stock Purchase Agreement, upon the terms and conditions set forth therein, the Company agreed, among other things, to issue and sell to Parent that number of

Shares, if any (the "Company Shares"), equal to the number of Shares that, when added to the sum of (a) the number of Shares accepted for purchase by Purchaser pursuant to the Offer, (b) the number of Shares, if any, purchased by Parent from Donnelley pursuant to the Donnelley Stock Purchase Agreement simultaneously with the acceptance of Shares for payment pursuant to the Offer, and (c) the number of Shares, if any, purchased by Parent from the Executive Stockholders pursuant to the Executive Stock Purchase Agreements simultaneously with the acceptance of Shares for payment pursuant to the Offer, constitutes 51% of the outstanding Shares on a fully-diluted basis giving effect to the issuance of the Company Shares, at a per share purchase price equal to the Offer Price. The Company Stock Purchase Agreement is more fully described in Section 11.

  The Minimum Condition requires that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer, when added to any Shares acquired pursuant to the Stock Purchase Agreements simultaneously with the acceptance of Shares for payment pursuant to the Offer, represent at least a majority of the Shares outstanding on a fully diluted basis. According to the Company, as of March 6, 1998, there were 22,516,996 Shares issued and outstanding, and there were outstanding options to purchase an aggregate of 2,087,119 Shares. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options and as otherwise permitted under the Merger Agreement). Based on the foregoing and assuming that all outstanding options are exercised, the Minimum Condition will be satisfied if 12,308,808 Shares are either validly tendered and not withdrawn prior to the expiration of the Offer or acquired pursuant to the Stock Purchase Agreements simultaneously with the acceptance of Shares for payment pursuant to the Offer. Therefore, unless the Stock Purchase Agreements have been terminated in accordance with their respective terms, the Minimum Condition would be satisfied upon the purchase of Shares by Parent in accordance with the terms of such agreements without taking into account any Shares acquired pursuant to the Offer; provided, however, that the purchases pursuant to the Stock Purchase Agreements may only be consummated if Shares are accepted for payment pursuant to the Offer. If the Minimum Condition is satisfied, Parent would be able to effect the Merger without the affirmative vote of any other stockholder of the Company.

  The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement, dated as of February 24, 1997, between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended (the "Rights Agreement"). Based on the information disclosed by the Company in connection with and prior to the Company entering the Merger Agreement, on March 12, 1998, the Company amended the Rights Agreement to provide that the execution of the Merger Agreement and any amendments thereto and the Stock Purchase Agreements and the consummation of the transactions contemplated by such agreements will not cause (i) Parent and/or the Purchaser or their respective Affiliates or Associates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless the Merger Agreement and the Stock Purchase Agreements have been terminated in accordance with their respective terms, or (ii) a Distribution Date, a Stock Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer, the Merger or the transactions contemplated by the Merger Agreement and the Stock Purchase Agreements.

  The Merger Agreement provides that, promptly upon the purchase of Shares by Parent, the Purchaser or any of its subsidiaries pursuant to the Offer and/or pursuant to the Stock Purchase Agreements which represents at least a majority of the outstanding Shares, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, to the Board as will give it representation equal to the product of the total number of directors on the Board (giving effect to the directors designated by Purchaser) multiplied by the percentage that the number of Shares so purchased bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, upon the request of Purchaser, to use its reasonable best efforts promptly either to increase the size of the Board or secure the resignation of such number of incumbent directors, or both, as is necessary to enable Purchaser's designees to be so elected to the Board, and to take all actions available to the Company to cause Purchaser's designees to be so elected. However, until the Effective Time, the Board must include at least two directors who are directors on the date of the Merger Agreement or who are not affiliated with Parent and are designated in accordance with the terms of the Merger Agreement.

  The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $830 million, including the repayment of certain of the Company's indebtedness. The Purchaser will obtain such funds from

Parent by means of capital contributions, loans or a combination thereof. Parent plans to obtain the funds for such capital contributions or loans from its available cash and working capital. See Section 10.

  The information contained in this Offer to Purchase concerning the Company was supplied by the Company, and Parent and the Purchaser take no responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and the Purchaser was supplied by Parent and the Purchaser, and the Company takes no responsibility for the accuracy of such information.

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, April 10, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended.

  Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to extend the Offer on one or more occasions for up to 10 business days for each such extension beyond the then-scheduled Expiration Date, if at the then-scheduled Expiration Date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares have not been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) increase the Offer Price payable pursuant to the Offer and extend the Offer for any period required by any rule, regulation, interpretation or provision of the Commission or the staff thereof applicable to the Offer, and
(iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been validly tendered and not withdrawn pursuant to the Offer at least 90% of the outstanding Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in
Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

  The Merger Agreement provides that, without the prior written consent of the Company, neither Parent nor the Purchaser will decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased pursuant to the Offer, change the conditions described in Section 14, impose additional conditions to the Offer or amend any other term of the Offer in any manner materially adverse to the holders of Shares.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all physically tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after March 16, 1998. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, May 14, 1998.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 any time on or prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation with respect thereto),
(ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly-owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. Accordingly, a stockholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger (including as a result of perfecting his dissenters' rights under the DGCL) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the stockholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than one year at the date of sale or the Expiration Date (in the case of the Offer) or on the date of the Merger (in the case of the Merger), as the case may be. In addition, the recently enacted Taxpayer Relief Act of 1997 could affect the federal income tax consequences of the Offer and Merger in that, among other things, it reduces the maximum rate of federal income tax on capital gains of individual taxpayers for capital assets held more than 18 months. Shares held less than one year may be subject to ordinary income tax rates of up to 39.6% for individuals.


  The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each stockholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain stockholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign stockholders and stockholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

  The Shares are traded on the NYSE under the symbol "ML". The following table sets forth, for each of the periods indicated, the high and low reported sale price per Share as reported by the NYSE Composite Transactions Tape.

                                                                   HIGH   LOW
      1996:                                                       ------ ------
        Second Quarter (June 14 through June 30)................. $22.75 $19.75
        Third Quarter............................................  22.50  16.00
        Fourth Quarter...........................................  23.38  16.00
      1997:
        First Quarter............................................ $22.25 $15.50
        Second Quarter...........................................  24.88  16.88
        Third Quarter............................................  24.75  18.13
        Fourth Quarter...........................................  23.06  17.88
      1998:
        First Quarter (through March 13, 1998)................... $32.13 $15.00

  On February 10, 1998, the last full trading day prior to the first public announcement by the Company that it had received written, unsolicited indications of interest to acquire or merge with the Company at substantial premiums to the then-current market price, the last reported sale price of the Shares on the NYSE was $17.75 per Share. On March 13, 1998, prior to the commencement of trading, Parent and the Company announced the execution of the definitive Merger Agreement. On March 13, 1998, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the NYSE was $31.50 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  The Company has never paid any cash dividends on the Shares. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of its capital stock. See Section 11. The Company has advised the Purchaser that the Company currently intends to retain earnings to finance the growth of its business and therefore does not intend to pay any cash dividends for the foreseeable future. Payment of any cash dividends in the future will depend on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by Board of Directors of the Company.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely effect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of holders of at least 100 Shares were to fall below 1,200, the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 or the aggregate market value of publicly held Shares were to not exceed $5.0 million. According to the Company, as of January 30, 1998, there were 208 holders of record of Shares and, as of March 6, 1998, there were 22,516,996 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Company does not meet the requirements for continued listing on the NYSE, and the Shares are no longer included on the NYSE, the market for Shares could be adversely affected.

  In the event that the Company at any time does not meet the requirements for continued listing on the NYSE, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  Exchange Act Registration. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for continued listing on the NYSE. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company is a Delaware corporation with its principal executive offices at 360 East 22nd Street, Lombard, Illinois 60148-4989. The telephone number of the Company at such offices is (630) 620-3300. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 1996 10-K"), the Company provides database marketing, direct marketing and reference products and services in the United States and the United Kingdom.

 Selected Financial Information

  The following table sets forth selected historical consolidated and combined financial data of the Company. Statement of operations data for each of the five years in the period ended December 31, 1997 and balance sheet data as of December 31, 1994, 1995, 1996 and 1997 have been derived from the audited consolidated and combined financial statements of the Company provided to Parent. Balance sheet data as of December 31, 1993 is derived from unaudited information of the Company provided to Parent. The unaudited financial data includes all adjustments that the Company considers necessary for a fair presentation of the consolidated and combined financial position and consolidated and combined results of operations for the period reflected therein.

  More comprehensive financial information is included in reports and in other documents filed by the Company with the Commission. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's financial statements and other financial information included in such reports and documents. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                             METROMAIL CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                          YEAR ENDED DECEMBER 31,
                                -----------------------------------------------
                                  1993    1994(1)  1995(1)     1996    1997(1)
                                --------  -------- --------  --------  --------
                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Direct marketing sales........  $ 84,904  $100,060 $122,303  $149,056  $185,106
Database marketing sales......    42,779    56,746   67,410    77,967    78,996
Reference sales...............    36,032    38,665   47,474    54,422    64,285
                                --------  -------- --------  --------  --------
    Total net sales...........   163,715   195,471  237,187   281,445   328,387
Database and production costs.    95,016   108,806  134,361   155,708   202,166
Write-off of in-process
 research and
 development costs............       --        --       --        --     23,000
Amortization of goodwill......     6,054     6,608    7,446     7,572     8,142
Selling expenses..............    29,625    37,107   45,913    53,240    60,230
General and administrative
 expenses.....................    12,372    14,408   16,645    25,524    31,298
Provisions for doubtful
 accounts.....................     1,959     1,848    2,180     2,143     4,965
                                --------  -------- --------  --------  --------
Earnings (loss) from
 operations...................    18,689    26,694   30,642    37,258    (1,414)
Interest expense--related
 party........................    22,112    18,999   21,329    10,178       --
Interest expense..............       --        --        80       776     2,761
Other expense (income)--net...      (138)       24      (87)     (207)   (1,226)
                                --------  -------- --------  --------  --------
Earnings (loss) before income
 taxes........................    (3,285)    7,671    9,320    26,511    (2,949)
Income taxes..................     1,181     5,684    6,585    12,649     1,084
                                --------  -------- --------  --------  --------
Net income (loss) from
 operations before cumulative
 effect of accounting change..    (4,466)    1,987    2,735    13,862    (4,033)
Cumulative after-tax effect of
 change in accounting for
 post-retirement benefits
 other than pensions..........     4,388       --       --        --      4,488
                                --------  -------- --------  --------  --------
Net income (loss).............  $ (8,854) $  1,987 $  2,735  $ 13,862  $ (8,521)
                                ========  ======== ========  ========  ========
BALANCE SHEET DATA (AT PERIOD
 END):
Total assets..................  $293,691  $328,768 $378,721  $443,406  $491,165
Total debt....................   202,503   219,737  250,376    21,468    61,222
Total stockholders' equity....    75,872    78,939   85,392   360,548   359,287

--------
(1) In 1994, the Company purchased Customer Insight Corporation for approximately $20.0 million. In May 1995, an affiliate of R.R. Donnelley & Sons Company acquired International Communication & Data Plc for approximately $15.3 million. See Notes 1 and 14 of Notes to Consolidated and Combined Financial Statements of the Company included in the Company 1996 10-K. The Company acquired Atlantes Corporation, Marketing Information Technologies, Inc. and Saxe, Inc. in the third quarter of 1997.

  Certain Estimates Prepared by the Company. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company which is not publicly available. The information provided included financial forecasts which contain, among other things, the summary financial information set forth below.

  The Company does not, as a matter of course, publicly disclose forward-looking information (such as the financial forecasts referred to below) as to future revenues, earnings or other financial information. Such forward-looking information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements and are included in this Offer to Purchase only because they were furnished to Parent. The financial forecasts necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of raw materials, foreign currency rates and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond the Company's control. One cannot predict whether the assumptions made in preparing the financial forecasts will be accurate, and actual results may be materially higher or lower than those contained in the forecasts. THE INCLUSION OF THIS FORWARD-LOOKING INFORMATION SHOULD NOT BE REGARDED AS FACT OR AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE RESULTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PARENT, THE PURCHASER OR THE COMPANY ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE FORECASTS.

                             METROMAIL CORPORATION
             SELECTED ESTIMATED CONSOLIDATED FINANCIAL INFORMATION
                      (Prepared by Metromail Corporation)
                             (dollars in millions)

                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------
                                                1998        1999        2000
                                             (ESTIMATED) (ESTIMATED) (ESTIMATED)
                                             ----------- ----------- -----------
Total net sales.............................   $407.0      $486.9      $579.4
Earnings from operations ...................     54.6        64.7        78.4
Net Income .................................     28.6        35.5        44.9

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains a Web site (located at http://www.sec.gov) which includes reports, proxy statements and other information filed electronically by registrants with the Commission.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although neither the Purchaser nor Parent has any knowledge that any information acquired from publicly available documents or directly from the Company is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and Parent.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

  The Purchaser, a Delaware corporation and an indirect wholly-owned subsidiary of Parent, was organized to acquire the Company and has conducted no activities unrelated to such purpose since its organization. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Parent. The principal executive offices of the Purchaser are located at the principal executive offices of Experian Corporation, a wholly-owned subsidiary of Parent, at 505 City Parkway West, Orange, California 92668. The telephone number of the Purchaser at such offices is
(714) 385-7000.

  Parent is the holding company of a group of companies involved in home shopping, Burberry's products and retailing, overseas retailing, information services, finance and property investment. At the close of business on February 13, 1998, Parent's market capitalization was approximately (Pounds)7.5 billion. The home shopping division combines the United Kingdom's leading agency catalogue business (Kays, Great Universal and Choice) with the United Kingdom's fourth largest direct catalogue business (Marshall Ward and Innovations). Parent also has home shopping companies in Holland, Sweden, Switzerland, Austria and the Republic of Ireland. Burberry's is one of Britain's leading luxury brands, offering men's clothing, women's clothing and a wide range of accessories and has 66 retail outlets in the United Kingdom, Continental Europe and the United States. Overseas retailing consists of Lewis Stores with 424 outlets in South Africa and a retail business in Canada with 68 outlets. The Experian information services division is a major information provider on consumers, businesses, motor vehicles and property. The division was expanded by the acquisitions of Experian Corporation in November 1996 and Direct Marketing Technology Inc. in April 1997. The finance division conducts Parent's activities in hire purchase and leasing finance, vehicle contract hire, insurance and banking. The property division consists of a joint venture with The British Land Company PLC and certain properties occupied by Parent.

  Parent is currently seeking to acquire Argos plc, a United Kingdom-based corporation engaged in the business of retailing consumer durable goods through catalogue stores located throughout the United Kingdom and the Republic of Ireland, in a separate transaction for aggregate cash consideration of approximately (Pounds)1.6 billion. There can be no assurance that Parent's proposed acquisition of Argos plc will be consummated or, if consummated, as to the terms or timing of such transaction.

  The principal executive offices of Parent are located at Leconfield House, Curzon Street, London WIY7FL. Its telephone number at such address is (44) 171 495-0070.

  Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to Parent for each of the three fiscal years ending March 31, 1997. Such selected consolidated financial data has been derived from Parent's audited consolidated financial statements which are not set forth herein. Parent's consolidated financial statements were prepared in accordance with United Kingdom accounting practices ("U.K. GAAP") which practices are described in the notes to such statements. U.K. GAAP is not the same as generally accepted accounting principles in the United States ("U.S. GAAP"). Parent has not determined its financial position or results of operations for any period under U.S. GAAP. See below for a summary description of certain material differences between U.K. GAAP and U.S. GAAP. The Purchaser believes that the differences between U.S. GAAP and U.K. GAAP are not, for purposes of this Offer, material to a decision by a stockholder of the Company whether to sell, tender or hold any Shares since any such differences would not affect the ability of Purchaser to obtain all funds necessary to pay for Shares to be acquired pursuant to the Offer and the Merger.

                       THE GREAT UNIVERSAL STORES P.L.C.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (in millions)

                                             YEAR ENDED MARCH 31,
                         ----------------------------------------------------------------
                               1995              1996            1997(1)       1997(1)(2)
                         ----------------  ----------------  ----------------  ----------
                                                                                 (U.S.
                             (POUNDS)          (POUNDS)          (POUNDS)       DOLLARS)
CONSOLIDATED PROFIT AND
 LOSS ACCOUNTS DATA:
  Turnover.............. (Pounds) 2,664.1  (Pounds) 2,757.6  (Pounds) 2,855.3  $ 4,696.4
  Cost of sales.........         (1,460.4)         (1,508.3)         (1,583.0)  (2,603.7)
                         ----------------  ----------------  ----------------  ---------
  Gross profit..........          1,203.7           1,249.3           1,272.3    2,092.7
  Net operating
   expenses.............           (800.5)           (823.8)           (841.2)  (1,383.6)
  Group property income.             67.7              70.5              71.4      117.4
                         ----------------  ----------------  ----------------  ---------
  Operating profit......            470.9             496.0             502.5      826.5
  Net interest income...             91.9              85.1              68.1      112.0
                         ----------------  ----------------  ----------------  ---------
  Profit before
   taxation.............            562.8             581.1             570.6      938.5
  Tax on profit on
   ordinary activities..           (191.7)           (194.8)           (192.1)    (316.0)
                         ----------------  ----------------  ----------------  ---------
  Profit for the
   financial year....... (Pounds)   371.1  (Pounds)   386.3  (Pounds)   378.5  $   622.5
                         ================  ================  ================  =========
BALANCE SHEET DATA (AT
 PERIOD END):
  Total assets.......... (Pounds) 4,578.3  (Pounds) 4,805.4  (Pounds) 4,620.1  $ 7,599.1
  Total debt............              3.7               3.7             491.2      807.9
  Equity shareholders'
   funds................          3,540.6           3,758.3           2,859.0    4,702.5

--------
(1) Parent acquired Experian Corporation in November 1996.
(2) See the description of certain differences between U.K. GAAP and U.S. GAAP set forth below. Pounds Sterling ("(Pounds)") are translated into U.S. Dollars at (Pounds)1-$1.6448, the Noon Buying Rate of the Federal Reserve Bank of New York on March 31, 1997. The presentation of the U.S. Dollar amounts should not be construed as a representation that the Pounds Sterling amounts could be so converted into U.S. Dollars at the rate indicated or at any other rate.

  For the six months ended September 30, 1997, Parent reported an unaudited consolidated operating profit of (Pounds)226.5 million (six months ended September 30, 1996: (Pounds)192.8 million) and unaudited consolidated profit before tax of (Pounds)254.1 million (1996: (Pounds)236.8 million) on unaudited consolidated sales of (Pounds)1,503.7 million (1996: (Pounds)1,219.6 million). As of that date, unaudited consolidated net assets were (Pounds)2,787.3 million (1996: (Pounds)3,812.5 million). Parent acquired Direct Marketing Technology Inc. in April 1997. For informational purposes only, the Noon Buying Rates relating to the exchange of Pounds Sterling for U.S. Dollars in effect on September 30, 1996 was (Pounds)1-$1.5653 and on September 30, 1997 was (Pounds)1-$1.6117. The presentation of such exchange rates should not be construed as a representation that the Pounds Sterling amounts could be so converted into U.S. Dollars at the rate indicated or at any other rate. See the description of certain differences between U.K. GAAP and U.S. GAAP set forth below.

  Certain Differences Between U.K. GAAP and U.S. GAAP. Although U.K. GAAP differs in certain significant respects from U.S. GAAP, Parent believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of the Purchaser to obtain sufficient funds to pay for the Shares to be acquired pursuant to the Offer. While the following is not a comprehensive summary of all the differences between U.K. GAAP and U.S. GAAP, other differences are believed to be unlikely to have a material effect on the consolidated income or equity shareholder's funds of the Purchaser.

  Goodwill and U.S. Purchase Accounting. Under U.S. GAAP and U.K. GAAP, purchase consideration in respect of subsidiaries acquired is allocated on the basis of appraised values to the various net assets of the subsidiaries at the dates of acquisition and any net balance is treated as goodwill. However, U.S. GAAP also requires value to be assigned to any separately identifiable intangible assets--which would be amortized over their estimated useful lives not to exceed 40 years--and to acquired in-process research and development which would be written off to the profit and loss account in the period of the acquisition. Also, U.S. GAAP requires goodwill to be recognized as an asset and amortized over its estimated useful life not to exceed 40 years. Under U.K. GAAP applicable to Parent's consolidated financial statements for the fiscal year ended March 31, 1998, goodwill is normally written off directly against reserves. Any acquisition related expenses are considered part of the purchase consideration under U.S. GAAP and effectively added to goodwill. Such costs are either written off on the income statement or against reserves under U.K. GAAP in the period of acquisition.

  For fiscal years commencing on or after January 1, 1998, U.K. GAAP will generally require goodwill to be amortized over a period of not more than 20 years. Parent believes that since the termination rights to the Merger Agreement and the Stock Purchase Agreements generally expire on March 30, 1998 if the applicable waiting period under the HSR Act expires on or before March 30, 1998, it should be able to include the Company in its consolidated financial statements for the fiscal year ended March 31, 1998 if the applicable waiting period under the HSR Act expires on or before March 30, 1998. In such event, Parent should be able to write off the goodwill in connection with the acquisition of the Company directly against reserves.

  Ordinary Dividends. Under U.K. GAAP, final ordinary dividends are provided for in the fiscal year in respect of which they are recommended by the board of directors for approval by the shareholders. Under U.S. GAAP, such dividends are not provided for until declared by the board of directors.

  Deferred Taxation. Under U.K. GAAP, no provision is made for deferred taxation if there is reasonable evidence that such deferred taxation will not be payable in the foreseeable future, deferred tax assets are generally not recognized under U.K. GAAP unless they are likely to be recovered in the foreseeable future (i.e. one year from the balance sheet date). Under U.S. GAAP, deferred tax assets and liabilities are recognized in full and any net deferred tax assets are then assessed for probable recoverability. As long as it is more likely than not that sufficient future taxable income will be available to utilize the deferred tax assets, no valuation allowance is provided.

  Depreciation on Freehold Buildings. Under U.K. GAAP, companies are permitted to carry freehold buildings at undepreciated historical cost or valuation so long as these buildings are "well-maintained". U.S. GAAP requires that all tangible fixed assets in service, other than freehold land, be depreciated over their estimated useful lives.

  Investment Securities. Under U.K. GAAP, trade investments are carried at cost, reduced for any permanent diminution in value. Under U.S. GAAP, investments in marketable equity securities and all debt securities would be classified as "available for sale" securities and recorded at fair value, with unrealized gains and losses, net of tax, presented as a component of equity.

  Certain Background Information. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

  Pursuant to the Stock Purchase Agreements, Parent may be deemed to beneficially own Shares constituting up to 51% of the outstanding Shares on a fully-diluted basis. See Section 11. Except as set forth in this Offer to Purchase, neither the Purchaser nor any of its affiliates nor, to the best of their knowledge, any of the persons listed on Schedule I, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither the Purchaser nor any of its affiliates nor, to the best of their knowledge, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, neither the Purchaser, Parent, any of their respective affiliates nor, to the best of their knowledge, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. The Company and certain subsidiaries of Parent have from time to time engaged in commercial transactions in the ordinary course of their respective businesses. Except as set forth in this Offer to Purchase, neither the Purchaser nor Parent, nor to the best of the knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has entered into any transaction with the Company, or any of the Company's affiliates which are corporations, since the commencement of the Company's third full fiscal year preceding the date of this Statement, the aggregate amount of which was equal to or greater than one percent of the consolidated revenues of the Company for (i) the fiscal year in which such transaction occurred, or (ii) the portion of the current fiscal year which has occurred if the transaction occurred in such year. Except as set forth in this Offer to Purchase, neither the Purchaser, Parent, any of their respective affiliates, nor, to the best of their knowledge, any of the persons listed on Schedule I, has had, since December 31, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since December 31, 1994, there have been no contacts, negotiations or transactions between the Purchaser, Parent, any of their respective affiliates or, to the best of their knowledge, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  Parent acquired Direct Marketing Technology Inc. ("DMT") in April 1997, and DMT is now an indirect wholly-owned subsidiary of Parent. Prior to its acquisition by Parent, DMT engaged in substantive discussions in late 1996 and early 1997 with the Company regarding the possible acquisition of DMT by the Company.

10. SOURCE AND AMOUNT OF FUNDS.

  The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $830 million, including the repayment of certain of the Company's indebtedness. The Purchaser will obtain such funds from Parent by means of capital contributions, loans or a combination thereof. Parent plans to obtain the funds for such capital contributions or loans from its available cash and working capital. It is anticipated that any borrowings incurred by the Purchaser in connection with the Offer will be repaid from internally generated funds of the Purchaser and the Company and/or refinanced in the private or public markets.

11. BACKGROUND OF THE OFFER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS

  The following description was prepared by Parent and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Purchaser, Parent or their representatives did not participate.

BACKGROUND OF THE OFFER

  The initial public offering ("IPO") of Shares in June 1996 by the Company's former parent corporation, Donnelley, was part of a divestiture process initiated by Donnelley and a sale of the Company was also considered and pursued on a limited basis simultaneously with the IPO. This process included contacts with some potential purchasers. One such candidate was the predecessor of Experian, which is in the direct marketing services business and was at the time being acquired by a financial buyer (which later sold Experian to Parent). After the IPO, the Company was contacted from time to time by such potential purchasers and others regarding their possible interest in a business combination.

  Beginning in October 1997, the number and frequency of such contacts increased. This increase may have been related to declines in the market price of the Shares in the summer and fall of 1997 and the announcement by Donnelley's new Chairman and Chief Executive Officer in October 1997 that his company was going to focus on its core commercial printing business. At the Direct Marketing Association trade show in Chicago in October 1997, senior management of the Company was approached by senior officers of two companies who expressed continued interest in a business combination (those companies had previously expressed interest) and by another which expressed interest for the first time. After the trade show, two other companies expressed interest in a business combination in October and November 1997 and Company management met with one of them. During the same period, Donnelley advised the Company of several indications of interest it was receiving as the major stockholder of the Company.

  The Company engaged Lehman Brothers on November 13, 1997 to render financial advisory services to the Company. This engagement included evaluating the Company's posture with respect to unsolicited and other acquisition proposals (see Item 5 of the Company's Schedule 14D-9). At its December 15, 1997 meeting in Chicago, the Board was presented with information by Lehman Brothers and management with respect to how a process could be organized to better determine the interest in a business combination of the Company with the entities that had been contacting Company management and others, as well as information with respect to possible acquirors of the Company, the historical market prices of the Shares and the Company's earnings performance compared to analysts' expectations since the IPO and the Company's public market trading valuation compared to other companies in the direct marketing services industry. Lehman Brothers also described recent acquisition activity in such industry and gave a general summary of potential revenue and cost synergies that might be realized through a business combination with some of the potential acquirors. At that meeting, the Board authorized management to continue to explore whether to embark on such process and report further on it at the February 10, 1998 Board meeting.

  In December 1997 and the first part of January 1998, Company representatives met three times with personnel from the company that had expressed interest for the first time at the Direct Marketing Association trade show to explore how the two companies could be combined. At a fourth meeting with such company late in January 1998, Company management told the representatives of such company that a combination did not appear to be as attractive as other alternatives the Company might have. At a meeting with a second company late in January 1998 held for other purposes, such second company expressed for the first time its conditional interest in a business combination.

  On January 21, 1998, the Chairman of the Company met in Chicago with the Chairman of Experian North America, at his request. At such meeting, the Company's Chairman was advised that Experian and Parent were interested in acquiring the Company. Parent communicated to the Company that it was important that an acquisition be structured so that Parent could include the Company in its consolidated financial statements for the fiscal year ending March 31, 1998 such that goodwill arising from the acquisition could be accounted for under U.K. GAAP applicable to Parent's financial statements for such fiscal year. On January 27, 1998, the Company received a letter from a third company expressing a conditional interest in purchasing the Company. On January 29, 1998, the Company received a letter to that effect from a fourth company. On February 4, 1998, the Company's Chairman, its Senior Vice President and Chief Financial Officer and its Senior Vice President, Corporate Development met in Chicago with the Chairman of Experian North America, a director of Parent and the Chief Executive of its Information Services Division, and the Deputy Chairman of Parent and Chairman of its Information Services Division to further discuss a possible acquisition of the Company. On February 6, 1998, Parent engaged Bear Stearns to provide certain financial advisory services in connection with the proposed acquisition of the Company. Also on February 6, 1998, Experian entered into a Confidentiality Agreement with Lehman Brothers on behalf of the Company. See Section 11.

  On February 10, 1998, the Board met and, after presentations by Lehman Brothers and management, determined to evaluate the Company's strategic alternatives, including through a controlled, publicly announced process intended to determine the level of interest of all potential acquirors of the Company, and authorized the engagement of Lehman Brothers pursuant to an agreement dated that date (see Item 5 of the Company's Schedule 14D-9). These actions were publicly announced following the Board meeting. On the same day, the Company received a letter from Experian indicating an interest in acquiring the Company for cash at a price in the range of $26 to $31 per Share. On the next day, Experian sent another letter increasing its price range for a possible transaction to $28 to $32 per Share. Beginning on February 11, 1998, Lehman Brothers began the process authorized by the Board, including obtaining confidentiality agreements (substantially similar to the Confidentiality Agreement described in Section 11) from 30 other potentially interested parties, including those referred to above. On February 12, 1998, there was a conference call between members of senior management of the Company and Experian and Parent, as well as Lehman Brothers and counsel to the parties, in which the timing of the due diligence process and other timing issues were discussed. Management of the Company met in Chicago on February 13, 1998 with representatives of Experian and Parent to provide information about the Company's business. During the next two weeks, representatives of Experian and Parent reviewed due diligence materials provided by the Company and held further meetings with Company management, and Lehman Brothers distributed confidential information to other third parties, responded to questions in order to assist such parties in their review of the Company and scheduled meetings between Company management and such third parties. The Company, through Lehman Brothers, also received written and oral conditional indications of interest from certain of these parties as to the price levels such parties might be willing to consider for an acquisition of the Company. Outside counsel for the Company provided a draft of the Merger Agreement to outside counsel for Parent and received and discussed comments on such draft during these two weeks.

  On February 25, 1998, representatives of Parent called Lehman Brothers and said that Parent wished to acquire the Company, but that this was contingent on the satisfactory resolution of certain issues, including issues related to a lawsuit involving the Company, the Company's projected operating plan, a provision in an agreement under which the Company had previously acquired another business and the extension of certain commercial arrangements between the Company and Donnelley. On that day, the Company began discussing such extension with Donnelley and providing additional information and working towards a resolution regarding the other issues raised by Parent.

  On February 27, 1998, the Chief Executive of Parent's Information Services Division advised the Company that Parent did not wish to proceed with a transaction with the Company because it determined that it would be unable to resolve certain issues. The Company then began exploring additional means by which to resolve these issues and scheduled management presentations to, and due diligence access for, five other companies which had expressed possible interest in a transaction. Such parties met with Company management and conducted due diligence investigations of the Company from March 2 through March 10, 1998. On March 5, 1998, such parties were sent draft merger agreements by the Company. On March 6, 1998, Parent indicated that if it went forward with a transaction, it would only be willing to do so if, among other things, the Company, Donnelley and the Executives were willing to enter into the Stock Purchase Agreements. On March 8, 1998, the Company's Chairman met with the Chief Executive of Parent's Information Services Division and was advised that, subject to reaching a resolution concerning the lawsuit satisfactory to Parent, the requested extension of the Donnelley commercial arrangements and execution of the Stock Purchase Agreements, Parent was willing to acquire the Company for $31.50 in cash per Share. The next day, Lehman Brothers advised the other five interested parties that they should indicate in the next two days at what price and on what terms they were interested in acquiring the Company. From March 10 up to the time of the Board meeting on March 12, the Merger Agreement, the

Stock Purchase Agreements, the Donnelley extension and other documents were negotiated with Parent. From March 10 until the March 12, 1998 Board meeting described below, the Company and Lehman Brothers did not receive any indications of price or expressions of interest from such other interested parties that were more definitive or more favorable than those previously received. Certain of the expressions of interest which had previously been received from such parties were subject to financing contingencies.

  On March 12, 1998, the Board met and approved the Merger Agreement and the transactions contemplated thereby.

  Also on March 12, 1998, the Board of Directors of each of Parent and Purchaser held a telephonic meeting to consider the proposed terms of the Merger Agreement, including the Offer and the Merger and the Stock Purchase Agreements. At their respective meetings, the Board of Directors of each of Parent and Purchaser approved the Merger Agreement, the Stock Purchase Agreements and the transactions contemplated thereby. Following the approval of the respective Boards of Directors, Parent, the Purchaser and the Company executed the Merger Agreement and the Stock Purchase Agreements were executed by the parties thereto.

MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement is set forth in full as an annex to the Company's Schedule 14D-9 which is being mailed to stockholders of the Company herewith. The Merger Agreement also may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase. Capitalized terms used but not defined in this summary of the Merger Agreement have the meanings given to such terms in the Merger Agreement.

  The Offer. The Merger Agreement provides that Parent and Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, Purchaser and/or Parent will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the expiration date of the Offer. The Merger Agreement provides that, without the prior written consent of the Company, neither Purchaser nor Parent may decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change any of the conditions set forth in Annex I to the Merger Agreement (which conditions are described in Section 14 below), impose additional conditions to the Offer or amend any other term of the Offer in any manner materially adverse to the holders of the Shares; provided that Purchaser may, without the consent of the Company,
(i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then scheduled expiration date (the initial scheduled expiration date being 20 business days following commencement of the Offer), if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) increase the Purchase Price and extend the Offer for any period required by any rule, regulation, interpretation or provision of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered and not withdrawn pursuant to the Offer at least 90% of the outstanding Shares.

  Board of Directors. Promptly upon the purchase of Shares by Parent or Purchaser or any of its Subsidiaries pursuant to the Offer and/or pursuant to any of the Stock Purchase Agreements which represents at least a majority of the outstanding Shares, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the number of directors which is the product of (i) the total number of directors on the Board (giving effect to the directors designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company will, upon request of the Purchaser, use its reasonable best efforts promptly either to increase the size of its Board or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Purchaser's designees to be so elected to the Board, and shall take all actions available to the Company to cause Purchaser's designees to be so elected. At such time, the Company will, if requested by Purchaser, also cause persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of (i) each committee of the Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, the Company, Parent and Purchaser have agreed that, until the Effective Time, the Board shall have at least two directors who are directors on the date of the Merger Agreement (the "Independent Directors"); provided, however, that, in such event, if the number of Independent Directors shall be reduced below two, the remaining Independent Director will be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Director then remains, the other directors will designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Purchaser or Parent and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. In the Merger Agreement, the Company has agreed to promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the Merger Agreement, including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser's designees to be elected to the Board. Purchaser or Parent will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

  Following the election of Parent's designees to the Company's Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement or (iii) take any other action by the Company's Board of Directors under or in connection with the Merger Agreement which would adversely affect the rights of the Company's shareholders under the Merger Agreement.

  The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time, Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). As soon as practicable after the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the conditions set forth in the Merger Agreement, the Company will execute in the manner required by the General Corporation Law of the State of Delaware ("GCL") and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, or, if permitted, a certificate of ownership and merger, and the parties will take such other and further actions as may be required by law to make the Merger effective.

  The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of the Shares issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, Purchaser, any wholly-owned subsidiary of Parent or Purchaser, in the treasury of the Company or by any wholly-owned Subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares) will be converted into the right to receive the Purchase Price in cash, without interest thereon, upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  The Merger Agreement provides that the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the Merger Agreement and applicable law. The By-Laws of Purchaser in effect at the Effective Time will be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the Merger Agreement and applicable law.

  Vote Required to Approve the Merger. Pursuant to the Merger Agreement, the Company will, if required by the GCL in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Parent and/or the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and use its reasonable best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

  The Merger Agreement provides that in the event that Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares pursuant to the Offer and the Stock Purchase Agreements, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with the GCL.

  Conditions to the Merger. The respective obligations of Parent, Purchaser and the Company to consummate the Merger and the transactions contemplated thereby are subject to the satisfaction, at or before the Effective Time, of certain conditions, including: (i) if required by the GCL, the stockholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement; (ii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger; and (iii) Parent and/or Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer (however, this condition is not applicable to the obligations of Parent or Purchaser if Parent and/or Purchaser fails to purchase Shares tendered pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer).

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to, among other things, (i) organization and qualification of the Company, (ii) charter and by-laws of the Company, (iii) capitalization, (iv) authority of the Company relative to the Merger Agreement and the Company Stock Purchase Agreement, (v) the absence of conflict of the Merger Agreement, the Company Stock Purchase Agreement and the transactions contemplated thereby with the Company's organizational documents, certain agreements and applicable laws, (vi) Commission reports and financial statements, (vii) information provided by the Company, (viii) changes since December 31, 1997, (ix) the Lehman Brothers' fairness opinion, (x) the Rights Agreement, (xi) Section 203 of the GCL, (xii) litigation, (xiii) employee plans and arrangements, (xiv) assets, (xv) intellectual property, (xvi) taxes,
(xvii) environmental laws and regulations and (xviii) brokers' fees. In addition, Parent and Purchaser represented as to, among other things, (i) organization and qualification of Parent and Purchaser, (ii) authority of Parent and Purchaser relative to the Merger Agreement and the Stock Purchase Agreements, (iii) the absence of conflict of the Merger Agreement, the Stock Purchase Agreements and the transactions contemplated thereby with the organizational documents of Parent and Purchaser, certain agreements and applicable laws, (iv) information provided by Parent and Purchaser, (v) financing and (vi) brokers' fees.

  Covenants. The Merger Agreement contains various covenants of the parties thereto, including covenants as to, among other things, during the period from the date of the Merger Agreement to the Effective Time relating to (i) the conduct of the business of the Company as described in further detail below,
(ii) access to information of the Company by Parent and Purchaser, (iii) reasonable best efforts by the parties to the Merger Agreement to consummate and make effective the transactions contemplated by the Merger Agreement, (iv) the obtaining of required consents to the transactions, (v) public announcements, (vi) notification of certain matters and (vii) certain real estate.

  Interim Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or with the prior written consent of Parent, during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its best reasonable efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. The Merger Agreement further provides that, except as otherwise expressly contemplated by the Merger Agreement, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent: (a) adopt any amendment to its Certificate of Incorporation or By-laws or comparable organizational documents; (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into, exchangeable for or evidencing the right to substitute for, capital stock of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character, to purchase or acquire any capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, capital stock, other than the issuance of Shares pursuant to the exercise of Options outstanding on the date of the Merger Agreement, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement; (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any of its wholly-owned Subsidiaries; (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities; (e) except for (i) increases in salary and wages granted to officers and employees of the Company or its Subsidiaries in conjunction with promotions or other changes in job status or normal compensation reviews (within the amounts projected in the Company's 1998 operating plan previously provided to Parent) in the ordinary course of business consistent with past practice, or (ii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements in effect on the date of the Merger Agreement, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Option Plans or otherwise) or grant any additional severance or termination pay to (other than as required by existing agreements or policies set forth on the applicable schedule to the Merger Agreement), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or, except pursuant to arrangements disclosed in the applicable schedule to the Merger Agreement, establish, adopt, enter into, amend, accelerate any rights or benefits or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that the foregoing will not be deemed to prohibit the payment of benefits as they become payable; (f) acquire, sell, lease, or dispose of any assets or securities which are material to the Company and its Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction, in each case outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company; (g) (i) incur, assume or prepay any long-term debt or incur or assume any short-term debt, except that the Company and its Subsidiaries may incur or prepay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company; (h) settle or compromise any material suit or claim or material threatened suit or claim; (i) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its Subsidiaries; (j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company and its Subsidiaries; (k) make any material change in accounting principles, other than in the ordinary course of business and consistent with past practice or as required by applicable law, regulation or change in generally accepted accounting principles, applied by the Company (including tax accounting principles); (l) release any person or entity from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person or entity; or (m) agree in writing or otherwise to take any of the foregoing actions or any action which would cause any representation or warranty in the Merger Agreement to be or become untrue or incorrect in any material respect.

  No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its Subsidiaries will (and the Company and its Subsidiaries will use their reasonable best efforts to cause their respective officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that the Company and the Board are not prohibited from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as described below, withdraw or modify its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Except as described below, the Company also agreed, and agreed to cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any of its Subsidiaries or any officer, director, employee or affiliate of, or investment banker, attorney, accountant or other adviser or representative of, the Company or any of its Subsidiaries with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. The Merger Agreement provides that the Company, prior to the later of (i) 11:59 P.M. Chicago time March 30, 1998 and (ii) the expiration of the applicable waiting periods under the HSR Act, may furnish information concerning the Company and its Subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements with terms substantially similar to the Confidentiality Agreement (as defined below), and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group, which has not been solicited by or on behalf of the Company after the date of the Merger Agreement, has submitted a bona fide written proposal to the Company relating to any such transaction which the Board concludes in good faith, after consulting with a nationally recognized investment banking firm, (A) is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the Offer and the Merger and (B) is reasonably capable of being completed and (ii) in the good faith opinion of the Board, only after receipt of advice from outside legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (i) and (ii) is referred to in the Merger Agreement as a "Superior Proposal"). The Company will provide reasonable notice to Purchaser to the effect that it has received an Acquisition Proposal, including its terms and conditions (but excluding the identity of the party or parties making such Acquisition Proposal unless the terms and conditions of such Acquisition Proposal contain a purchase price that includes stock of such party or parties). At any time after 48 hours following notification to Purchaser of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if permitted to do so pursuant to the terms of the Merger Agreement, the Board may withdraw or modify its approval or recommendation of the Offer and may cause the Company to enter into an agreement with respect to a Superior Proposal, provided it concurrently with entering into such agreement pays or causes to be paid to Purchaser the Termination Fee (as defined below) plus any amount payable at the time for reimbursement of expenses. If the Company has notified Purchaser of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification to Purchaser) after the expiration of the 48 hour period.

  Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company: (a) by the mutual written consent of Parent and the Company; (b) by either the Company or Parent (i) if any court or Governmental Entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or action the parties have agreed to use reasonable efforts to lift) restraining, enjoining or otherwise prohibiting the Merger and such order, decree or other action has become final and nonappealable, or (ii) if (x) the Offer has expired without any Shares being purchased therein or (y) Purchaser has not accepted for payment all Shares tendered pursuant to the Offer by September 30, 1998, provided, however, that the right to terminate the Merger Agreement under such provision is not available to any party whose failure to fulfill any obligation under the Merger Agreement is the cause of, or results in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date; (c) by the Company, (i) if Parent and/or Purchaser fails to commence the Offer as provided in the Merger Agreement, provided, that the Company may not terminate the Merger Agreement pursuant to such provision if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a Material Adverse Effect on the Company, (ii) in connection with entering into a definitive agreement with respect to a Superior Proposal, provided the Company has complied with all of the applicable provisions of the Merger Agreement, including the notice provisions described under "No Solicitation"above, and that it makes simultaneous payment of the Termination Fee plus any amounts then due as a reimbursement of expenses, or (iii) if Parent or the Purchaser has made a material misrepresentation or has breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or the Purchaser, as applicable provided, however, that the right to terminate the Merger Agreement under this provision shall not be available (other than as a result of any breach of covenants or other agreements contained in the Merger Agreement) after 11:59 P.M. Chicago time on March 30, 1998 unless the expiration of applicable waiting periods under the HSR Act shall not have occurred at or prior to such time; or (d) by Parent (i) if, due to an occurrence, not involving a breach by Parent or the Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions to the Offer, Parent or the Purchaser fail to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, (ii) if prior to the purchase of Shares pursuant to the Offer, the Company has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (x) would give rise to the failure of a condition described in paragraph (f) or (g) under Annex I to the Merger Agreement (which are set forth in clauses (f) and (g) of Section 14 below) and (y) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company, provided, however, that the right to terminate the Merger Agreement under this provision shall not be available (other than as a result of any breach of covenants or other agreements contained in the Merger Agreement) after 11:59 P.M. Chicago time on March 30, 1998 unless the expiration of applicable waiting periods under the HSR Act shall not have occurred at or prior to such time, (iii) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) under Annex I to the Merger Agreement (which is set forth in clause (e) of Section 14 below) or (iv) if the condition set forth paragraph
(j) of Annex I to the Merger Agreement (which is set forth in clause (j) of Section 14 below) fails to be fulfilled by March 20, 1998.

  In accordance with the Merger Agreement, if (w) the Company terminates the Merger Agreement pursuant to clause (c)(ii) of the immediately preceding paragraph, (x) Parent terminates the Merger Agreement pursuant to clause
(d)(iii) of the immediately preceding paragraph, (y) either the Company or Parent terminates the Merger Agreement pursuant to clause (b)(ii) of the immediately preceding paragraph and (a) prior thereto there has been publicly announced another Acquisition Proposal (provided, however, that solely for purposes of this clause (a), the term Acquisition Proposal shall not include
(1) the purchase of less than 5% of any class or series of capital stock of the Company if such purchase does not involve an offer to acquire additional shares of capital stock of the Company that could cause any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or its affiliates or any group of which any of them is a member, to beneficially own 5% or more of any such class or series or (2) any purchase of 5% or more of any class or series of capital stock of the Company which can properly be reported on a Schedule 13G) or an event set forth in paragraph (h) of Annex I to the Merger Agreement (which is set forth in clause (h) of Section 14 below) has occurred and (b) an Acquisition Proposal pursuant to which any Person acquires all or a substantial part of the business or properties of the Company or any of its Subsidiaries, any of the capital stock (or securities exercisable for or convertible into such capital stock) of any of the Subsidiaries of the Company or any capital stock (or securities exercisable for or convertible into such capital stock) of the Company which represents 20% or more of the equity interest or voting power of the Company is consummated on or prior to December 31, 1998 or (z) Parent terminates the Merger Agreement pursuant to clause (d)(iv) of the preceding paragraph and an Acquisition Proposal pursuant to which any Person acquires all or a substantial part of the business or properties of the Company or any of its Subsidiaries, any of the capital stock (or securities exercisable for or convertible into such capital stock) of any of the Subsidiaries of the Company or any capital stock (or securities exercisable for or convertible into such capital stock) of the Company which represents 20% or more of the equity interest or voting power of the Company is consummated on or prior to December 31, 1998, then the Company has agreed to pay to Purchaser an amount equal to $15,000,000 (the "Termination Fee") plus an amount equal to Purchaser's actual documented out-of-pocket fees and expenses (including reasonable legal, investment banking, financing commitment fees and commercial banking fees and expenses) incurred by Parent and Purchaser in connection with the due diligence investigation, Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement (the "Reimbursable Expenses"). The Company is also obligated to pay to Purchaser the Reimbursable Expenses in such manner if Parent terminates the Merger Agreement pursuant to clause (d)(iv) of the preceding paragraph (regardless of whether an Acquisition Proposal is consummated thereafter). The Termination Fee and Purchaser's good faith estimate of its Reimbursable Expenses will be paid concurrently with any such termination, together with delivery of a written acknowledgment by the Company of its obligation to reimburse Purchaser for its actual expenses in excess of such estimated expenses payment, except that the Termination Fee and such expenses will be payable in connection with a termination described in clauses (x) or (y) above upon the consummation of an Acquisition Proposal referenced in such clauses.

  The Merger Agreement provides that, except as contemplated by the Merger Agreement, each party thereto will bear its own expenses and costs in connection with the Merger Agreement and the transactions contemplated thereby.

  Amendments and Modification. The Merger Agreement may be amended by Parent and the Company at any time before or after any approval of the Merger Agreement by the stockholders of the Company but, after any such approval, no amendment may be made which decreases the Purchase Price or changes the form thereof without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

  Stock Options. The Merger Agreement provides that the Company will (i) terminate its Option Plans immediately prior to the Effective Time without prejudice to the rights of the holders of Options awarded pursuant thereto and
(ii) grant no additional Options, restricted stock, stock units, performance units, performance shares, fixed awards or similar rights or awards under the Option Plans or otherwise on or after the date of the Merger Agreement. The Merger Agreement also provides that the Company will (i) use its reasonable best efforts to obtain from each holder of any Option that it does not have the right to cancel the consent of such holder to the cancellation of each such Option, and (ii) cancel each Option that the Company has the right to cancel or as to which the Company has obtained the consent of the holder thereof to such cancellation, each such cancellation (whether or not a consent is required therefor) to take effect immediately after the Effective Time. In consideration of each cancellation of an Option, the Company will pay to the holder of such Option, promptly after such cancellation, in respect of such Option, an amount equal to the excess, if any, of the Purchase Price over the per Share exercise price of such Option, multiplied by the number of Shares subject to such Option. The Merger Agreement also provides that the Company will suspend its 1997 Employee Stock Purchase Plan (the "Purchase Plan") so as to provide that no purchase period shall begin after March 31, 1998, and that the Company will terminate the Purchase Plan prior to the Effective Time.

  Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, Parent and Purchaser will indemnify the present and former officers, directors or employees of the Company and its Subsidiaries (the "Indemnified Parties") against all losses, liabilities, expenses, claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was an officer, director or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by the Merger Agreement) to fullest extent permitted by the GCL, for a period of not less than six years following the Effective Time; provided, however, that in the event that any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims.

  The Merger Agreement provides that Parent will cause the Certificate of Incorporation and By-Laws of the Surviving Corporation and its Subsidiaries to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under applicable law and will not permit the amendment of such provisions in any manner adverse to the Indemnified Parties, as the case may be, without the prior written consent of such persons, for a period of six years from and after the date thereof.

  Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by the Merger Agreement, occurring prior to, and including, the Effective Time, Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, subject to the provision by such Indemnified Party of an undertaking to reimburse such payments in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Parent will pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in the Merger Agreement or any action involving an Indemnified Party resulting from the transactions contemplated by the Merger Agreement. For six years after the Effective Time, the Surviving Corporation will cause to be maintained policies of directors and officers' liability insurance comparable to those currently maintained by the Company for the benefit of directors and officers of the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are substantially equivalent) with respect to matters occurring prior to the Effective Time. Notwithstanding the foregoing, in no case will the Surviving Corporation be required to pay an annual premium for such insurance greater than 300% of the last annual premium paid prior to the date of the Merger Agreement.

DONNELLEY STOCK PURCHASE AGREEMENT

  The following is a summary of the material terms of the Donnelley Stock Purchase Agreement. This summary is qualified in its entirety by reference to the Donnelley Stock Purchase Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Donnelley Stock Purchase Agreement may be examined and a copy of which may be obtained at the place and in the manner set forth in Section 8 of this Offer to Purchase.

  Purchase of Shares. On the terms and subject to the conditions set forth in the Donnelley Stock Purchase Agreement, Donnelley agreed to sell and transfer to Parent all of the Shares beneficially owned by it at a purchase price per share equal to the Offer Price, free and clear of all mortgages, pledges, security interests, encumbrances, liens, options, debts, charges, claims and restrictions of any kind, with the closing of such sale to occur simultaneously with the acceptance by Purchaser of the Shares validly tendered and not withdrawn pursuant to the terms of the Offer in accordance with the terms and conditions of the Offer and the Merger Agreement.

  Conditions to Closing. The obligations of the parties to consummate the transactions described in the preceding paragraph are subject to the following conditions: (a) any waiting period under the HSR Act applicable to the delivery of the Shares pursuant to the Donnelley Stock Purchase Agreement shall have expired or been terminated; and (b) there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the delivery of such Shares.

  Voting Agreement; Proxy. Pursuant to the Donnelley Stock Purchase Agreement, Donnelley agreed that, so long as such Agreement is in effect, at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, Donnelley will, to the extent applicable, (a) vote (or execute a consent in respect of) all of the Shares and any Shares or other securities acquired of record or beneficially by Donnelley after the date of the Donnelley Stock Purchase Agreement (the "Donnelley Shares") in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; and (b) vote (or execute a consent in respect of) the Donnelley Shares against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage the Offer or the Merger, including, but not limited to: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries or any proposal made in opposition to or in competition with the Merger; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the corporate structure or business of the Company or any of its subsidiaries.

  Donnelley further agreed pursuant to the Donnelley Stock Purchase Agreement, that, in the event that it fails to comply with the provisions described in the preceding paragraph (as determined by Parent in its sole discretion), such failure will result, without any further action by Donnelley, in the irrevocable appointment of Parent as the attorney and proxy of Donnelley, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all Shares and other securities that Donnelley is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in the preceding paragraph. Such proxy and power of attorney is irrevocable and coupled with an interest and is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Pursuant to the Donnelley Stock Purchase Agreement, Donnelley also revoked, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Donnelley Shares that Donnelley may have theretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of Donnelley's obligations described in the preceding paragraph hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by Donnelley with respect thereto so long as the Donnelley Stock Purchase Agreement is in effect.

  Certain Representations and Warranties. In connection with the Donnelley Stock Purchase Agreement, Donnelley made certain customary representations and warranties, including with respect to (i) ownership of Shares and the absence of encumbrances on and in respect of such Shares, (ii) Donnelley's authority to enter into and perform its obligations under the Donnelley Stock Purchase Agreement, (iii) the absence of conflicts and requisite governmental consents and approvals, and (iv) the absence of any broker, finder or investment banker relationship with respect to the transactions contemplated by the Donnelley Stock Purchase Agreement. In connection with the Donnelley Stock Purchase Agreements, Parent made certain customary representations and warranties to Donnelley, including with respect to (i) authority to enter into and perform is obligations under the Donnelley Stock Purchase Agreement, (ii) absence of conflicts and requisite governmental consents and approvals, (iii) the absence of any broker, finder or investment banker relationship with respect to the transactions contemplated by the Donnelley Stock Purchase Agreement except for the engagement of Bear Stearns by Parent, (iv) the investment intent of Parent and (v) availability of funds.

  Certain Covenants. Pursuant to the Donnelley Stock Purchase Agreement, Donnelley covenanted and agreed that, except as contemplated by such Agreement, it will not, and will not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on its voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares now owned or that may be acquired by Donnelley.

  Pursuant to the Donnelley Stock Purchase Agreement, Donnelley also agreed that it and its affiliates would not, and it and its affiliates would use their reasonable best efforts to ensure that their respective officers, directors, employees, representatives and agents (including, but not limited to, investment bankers, attorneys and accountants) do not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company or any subsidiary, division or operating or principal business unit of the Company, unless the Company is permitted to do so in accordance under the terms of the Merger Agreement; provided, that the foregoing does not apply to any directors of the Company in their capacity as such who are also directors, officers, employees, representatives or agents of Donnelley (the "Donnelley Directors"), it being acknowledged and agreed that the Donnelley Directors are subject to the terms and conditions set forth in the Merger Agreement in their capacity as such. Notwithstanding the foregoing, prior to the later of (i) 11:59 p.m., Chicago time, on March 30, 1998 and (ii) the expiration of the applicable waiting periods under the HSR Act, Donnelley may furnish information concerning the Company and its subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidential agreements with terms substantially similar to those contained in the Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal that constitutes a Superior Proposal (as defined in the Merger Agreement). Donnelley shall, and shall cause each of its affiliates to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Donnelley, any of its affiliates or any officer, director, employee or affiliate of, or investment banker, attorney, accountant or other advisor or representative of, Donnelley or any of its affiliates with parties conducted prior to the date of the Donnelley Stock Purchase Agreement with respect to any of the foregoing. The parties acknowledged and agreed that the Company shall not be deemed an affiliate of Donnelley for purposes of such provisions.

  Termination. The Donnelley Stock Purchase Agreement (including any power of attorney and proxy granted pursuant to the terms thereof or otherwise) terminates automatically on the earlier of (i) the termination of the Merger Agreement in accordance with the terms and conditions thereof and (ii) September 30, 1998.

EXECUTIVE STOCK PURCHASE AGREEMENTS

  The following is a summary of the material terms of the Executive Stock Purchase Agreements. This summary is qualified in its entirety by reference to the Executive Stock Purchase Agreements, each of which is incorporated herein by reference and a form of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Executive Stock Purchase Agreements may be examined and a copy of each may be obtained at the place and in the manner set forth in Section 8 of this Offer to Purchase.

  Exercise of Options. On the terms and subject to the conditions set forth in the Executive Stock Purchase Agreements, each of the Executive Stockholders agreed to exercise all Options held by him and to pay the Company the aggregate exercise price thereof in cash (the shares issuable upon exercise of the Options are referred to herein as the "Option Shares").

  Purchase of Shares. On the terms and subject to the conditions set forth in the Executive Stock Purchase Agreements, each of the Executive Stockholders, upon the request of Parent after 11:59 p.m., Chicago time, on March 30, 1998, agreed to tender and sell to Purchaser pursuant to the Offer all of the Shares beneficially owned by such Executive Stockholder (including the Option Shares). On the terms and subject to the conditions set forth in the Executive Stock Purchase Agreements, if such Shares are not purchased pursuant to the Offer, each Executive Stockholder agreed to sell and transfer to the Parent all of the Shares (including the Option Shares) beneficially owned by such Executive Stockholder at a purchase price per share equal to the Offer Price, free and clear of all mortgages, pledges, security interests, encumbrances, liens, options, debts, charges, claims and restrictions of any kind, with the closing of such sale to occur simultaneously with the acceptance by Purchaser of the Shares validly tendered and not withdrawn pursuant to the terms of the Offer in accordance with the terms and conditions of the Offer and the Merger Agreement.

  Conditions to Closing. The obligations of the parties to consummate the transactions described in the preceding paragraph are subject to the following conditions: (a) any waiting period under the HSR Act applicable to the delivery of the Shares (including the Option Shares) pursuant to the Executive Stock Purchase Agreements shall have expired or been terminated; and (b) there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the delivery of such Shares (including the Option Shares).

  Voting Agreement; Proxy. Pursuant to the Executive Stock Purchase Agreements, each of the Executive Stockholders agreed that, so long as such Agreements are in effect, at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, such Executive Stockholder will, to the extent applicable, (a) vote (or execute a consent in respect of) all of the Shares owned by such Executive Stockholder and any Shares (including the Option Shares) or other securities acquired of record or beneficially by such Executive Stockholder after the date of the applicable Executive Stock Purchase Agreement (the "Executive Stockholder Shares") in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; (b) vote (or execute a consent in respect of) the Executive Stockholder Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote (or execute a consent in respect of) the Shares, the Option Shares and the Executive Stockholder Shares against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage the Offer or the Merger, including, but not limited to: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries or any proposal made in opposition to or in competition with the Merger; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the corporate structure or business of the Company or any of its subsidiaries.

  Each of the Executive Stockholders further agreed pursuant to the Executive Stock Purchase Agreements, that, in the event that such Executive Stockholder fails to comply with the provisions described in the preceding paragraph (as determined by Parent in its sole discretion), such failure will result, without any further action by the Executive Stockholder, in the irrevocable appointment of Parent as the attorney and proxy of such Executive Stockholder, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all Shares and other securities that such Executive Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in the preceding paragraph. Such proxy and power of attorney is irrevocable and coupled with an interest and is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Pursuant to the applicable Executive Stock Purchase Agreement, each Executive Stockholder also revoked, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Shares, the Option Shares and the Executive Stockholder Shares that such Executive Stockholder may have theretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of the Executive Stockholders's obligations described in the preceding paragraph hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by Executive Stockholders with respect thereto so long as such Executive Stock Purchase Agreement is in effect.

  Certain Representations and Warranties. In connection with the Executive Stock Purchase Agreements, the Executive Stockholders each made certain customary representations and warranties, including with respect to (i) ownership of the Shares and the Options and the absence of encumbrances on and in respect of the Executive Stockholder's Shares, (ii) the Executive Stockholder's authority to enter into and perform its obligations under the applicable Executive Stock Purchase Agreement, (iii) the absence of conflicts and requisite governmental consents and approvals, and (iv) the absence of any broker, finder or investment banker relationship with respect to the transactions contemplated by the applicable Executive Stock Purchase Agreement except for the engagement of Lehman Brothers by the Company. In connection with the Executive Stock Purchase Agreements, Parent made certain customary representations and warranties to the Executive Stockholders, including with respect to (i) authority to enter into and perform is obligations under the applicable Executive Stock Purchase Agreement, (ii) absence of conflicts and requisite governmental consents and approvals, (iii) the absence of any broker, finder or investment banker relationship with respect to the transactions contemplated by the Executive Stock Purchase Agreements except for the engagement of Bear Stearns by Parent, and (iv) the investment intent of Parent.

  Certain Covenants. Pursuant to the Executive Stock Purchase Agreements, each Executive Stockholder covenanted and agreed that, except as contemplated by such Agreement and except pursuant to the Offer, the Executive Stockholder will not, and will not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Executive Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares or Option Shares now owned or that may be acquired by such Executive Stockholder. Pursuant to the Executive Stock Purchase Agreements, each of the Executive Stockholders also agreed that he and his affiliates would not, and the Executive Stockholder and his affiliates would use their best efforts to ensure that the Executive Stockholder's representatives and agents (including, but not limited to, investment bankers, attorneys and accountants) and his affiliates' officers, directors, employees, representatives and agents (including, but not limited to, investment bankers, attorneys and accountants) do not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company or any subsidiary, division or operating or principal business unit of the Company, unless the Company is permitted to do so in accordance under the terms of the Merger Agreement. The Executive Stockholders also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations by Executive or his affiliates or any investment banker, attorney, accountant or other advisor or representative of, Executive or his affiliates with parties conducted prior to the date of the Executive Stock Purchase Agreements with respect to any of the foregoing.

  Termination. The Executive Stock Purchase Agreements each terminate automatically in the event that the Merger Agreement is terminated in accordance with the terms and conditions thereof.

COMPANY STOCK PURCHASE AGREEMENT

  The following is a summary of the material terms of the Company Stock Purchase Agreement. This summary is qualified in its entirety by reference to the Company Stock Purchase Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Company Stock Purchase Agreement may be examined and a copy of it may be obtained at the place and in the manner set forth in
Section 8.

  Purchase of Shares. On the terms and subject to the conditions set forth in the Company Stock Purchase Agreement, the Company agreed to issue and sell to Parent that number of shares of Common Stock, if any, equal to the number of Shares that when added to the sum of (a) the number of Shares accepted for purchase by Purchaser pursuant to the Offer, (b) the number of Shares, if any, purchased by Parent from Donnelley pursuant to the Donnelley Stock Purchase Agreement simultaneously with the acceptance of Shares for payment pursuant to the Offer, and (c) the number of Shares, if any, purchased by Parent from the Executive Stockholders pursuant to the Executive Stock Purchase Agreements simultaneously with the acceptance of Shares for payment pursuant to the Offer, constitutes 51% of the outstanding Shares on a fully-diluted basis giving effect to the issuance of the Company Shares, at a per share purchase price equal to the Offer Price. The closing of such sale of Shares shall occur simultaneously with the acceptance by Purchaser of the Shares validly tendered and not withdrawn pursuant to the terms of the Offer in accordance with the terms and conditions of the Offer and the Merger Agreement.

  Conditions to Closing. The obligations of the parties to consummate the transactions described in the preceding paragraph are subject to the following conditions: (a) any waiting period under the HSR Act applicable to the issuance and delivery of the Shares pursuant to the Company Stock Purchase Agreement shall have expired or been terminated; and (b) there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the issuance and delivery of such Shares.

  Covenant to Vest Options and Restricted Stock. Pursuant to the Company Stock Purchase Agreement, the Company covenants and agrees to accelerate the vesting of all of the Options (as defined in the Executive Stock Purchase Agreements) and restricted Common Stock to be sold by the Executive Stockholders to Parent pursuant to the terms of the Executive Stock Purchase Agreements (the "Restricted Stock") prior to the closing of the transactions contemplated by the Executive Stock Purchase Agreements. Pursuant to the Company Stock Purchase Agreement, the Company also represents and warrants to Parent that any acceleration of the vesting of the Options (as defined in the Executive Stock Purchase Agreements) and the Restricted Stock has been duly and validly authorized by all necessary corporate action on the part of the Company.

  Certain Representations and Warranties. In connection with the Company Stock Purchase Agreement, the Company made certain customary representations and warranties to Parent, including with respect to (i) authorization, reservation and validity of the issuance of the Shares issuable pursuant to such Agreement and the absence of encumbrances on and in respect of such Shares and (ii) the absence of any broker, finder or investment banker relationship with respect to the transactions contemplated by the Company Stock Purchase Agreement except for the engagement of Lehman Brothers by the Company. In connection with the Company Stock Purchase Agreement, Parent made certain customary representations and warranties to the Company, including with respect to (i) authority to enter into and perform is obligations under the Company Stock Purchase Agreement, (ii) absence of conflicts, (iii) the absence of any broker, finder or investment banker relationship with respect to the transactions contemplated by the Company Stock Purchase Agreement except for the engagement of Bear Stearns by Parent, and (iv) the investment intent of Parent.

  Termination. The Company Stock Purchase Agreement terminates automatically in the event that the Merger Agreement is terminated in accordance with the terms and conditions thereof.

CONFIDENTIALITY AGREEMENT

  The following is a summary of the material terms of the Confidentiality Agreement (the "Confidentiality Agreement"), dated as of February 6, 1998 by and between Lehman Brothers, as financial advisor to and on behalf of the Company, and Experian Corporation ("Experian"). Because Experian is an affiliate of Purchaser and a wholly-owned subsidiary of Parent, the provisions of the Confidentiality Agreement are also applicable to Parent and the Purchaser. This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and a copy of it may be obtained at the place and in the manner set forth in Section 8.

  Pursuant to the Confidentiality Agreement, Experian has agreed, among other things, to keep confidential certain nonpublic confidential or proprietary information of the Company furnished to Experian and its representatives by or on behalf of the Company, including notes, analyses, compilations, studies, interpretations or other documents prepared by Experian or its representatives which contain, reflect or are based upon such information ("Evaluation Material"), and to use the Evaluation Material solely for the purpose of evaluating a possible transaction with the Company. Experian has further agreed to maintain the confidentiality of any discussions or negotiations with the Company and, upon request, to redeliver or destroy all the Evaluation Material. Experian also agreed that, without the prior written consent of the Company, Experian will not directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to an agreement, arrangement or understanding, with any other person regarding a possible transaction involving the Company. The Confidentiality Agreement further provides that, for a period of one year from the date of the Confidentiality Agreement, without the prior written consent of the Board, neither Experian nor any of its affiliates, acting alone or as a part of a group, may acquire or offer to agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights or options to acquire any voting securities) of the Company, or otherwise seek to influence or control, in any manner whatsoever, the management or policies of the Company. For a period of eighteen months from the date of the Confidentiality Agreement, neither Experian, its affiliates or any person on behalf of Experian or its affiliates will solicit to employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is employed by the Company and its subsidiaries or affiliates.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; OTHER MATTERS

  The purpose of the Offer, the Merger, the Merger Agreement and the Stock Purchase Agreements is for Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. The Offer is intended to increase the likelihood that the Merger will be effected.

 Plans for the Company

  Parent is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, charter, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as noted in this Offer to Purchase, Parent has no current plans with respect to any of such matters.

  Except as described in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

 Other Matters

  Stockholder Approval. Under the DGCL and the Company's Certificate of Incorporation, the approval of the Board of Directors of the Company, and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. No approval of the Offer, the Merger, the Merger Agreement and the Stock Purchase Agreements for the purposes of Section 203 of the DGCL is required because the Company's Third Restated Certificate of Incorporation expressly provides that the Company is not subject to such provisions. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.

  The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. Unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares.

  Short Form Merger. Under the DGCL, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If the Purchaser does not otherwise acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote or the consent of the Company's stockholders would be required under the DGCL. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required. If the Purchaser owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity of the Company. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  Rule 13e-3. The Merger would have to comply with any applicable federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

  As described above, the Merger Agreement provides that, prior to the Purchase of Shares by Purchaser pursuant to the Offer, without the prior written consent of Parent, the Company will not (i) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any series of its capital stock other than between the Company and any of its wholly-owned Subsidiaries, (ii) except for issuance of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (A) any additional shares of capital stock of any class or securities convertible into or exchangeable for or evidencing the right to substitute for, capital stock of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character, to purchase or acquire any capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to substitute for, capital stock, other than the issuance of shares pursuant to Options outstanding on the date hereof, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof or (iii) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other securities.

14. CONDITIONS OF THE OFFER.

  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall have occurred:

    (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against Parent, Purchaser, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets (or that of any of its Subsidiaries), or to compel Parent or Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stock Purchase Agreements, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seeking to impose material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or there shall be pending any suit, action, or proceeding by any

  Governmental Entity against Parent, Purchaser, the Company or any Subsidiary of the Company which is reasonably likely to have a Material Adverse Effect on the Company;

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; provided, however, the right to terminate the Merger Agreement pursuant to this provision shall not be available after 11:59 P.M. Chicago time on March 30, 1998 unless the expiration of applicable waiting periods under the HSR Act shall not have occurred at or prior to such time;

    (d) there shall have occurred any events after the date of the Merger Agreement which would have a Material Adverse Effect on the Company; provided, however, the right to terminate the Merger Agreement pursuant to this provision shall not be available after 11:59 P.M. Chicago time on March 30, 1998 unless the expiration of applicable waiting periods under the HSR Act shall not have occurred at or prior to such time;

    (e) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the terms of the Merger Agreement; provided, however, the right to terminate the Merger Agreement pursuant to this provision shall not be available after 11:59 P.M. Chicago time on March 30, 1998 unless the expiration of applicable waiting periods under the HSR Act shall not have occurred at or prior to such time;

    (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer (or if applicable waiting periods under the HSR Act shall have expired on or before March 30, 1998, as of March 30, 1998), unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not result in Material Adverse Effect on the Company; provided, however, the right to terminate the Merger Agreement pursuant to this provision shall not be available after 11:59 P.M. Chicago time on March 30, 1998 unless the expiration of applicable waiting periods under the HSR Act shall not have occurred at or prior to such time;

    (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it (i) under covenants in the Merger Agreement relating to the conduct of the business of the Company prior to the Effective Time and to the non-solicitation of Acquisition Proposals or (ii) under any other agreement or covenant to be performed or complied with by it under the Merger Agreement, unless the failure to so perform or comply would not have a Material Adverse Effect on the Company;

    (h) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares); provided, however, the right to terminate the Merger Agreement pursuant to this provision shall not be available after 11:59 P.M. Chicago time on March 30, 1998 unless the expiration of applicable waiting periods under the HSR Act shall not have occurred at or prior to such time;

    (i) the Merger Agreement shall have been terminated in accordance with its terms; or

    (j) the Company shall have failed to obtain the irrevocable letter of credit that is a condition precedent to the obligations of the insurer under the insurance endorsement described in a schedule to the Merger Agreement by March 20, 1998 in accordance with the terms of such endorsement.

  The foregoing conditions are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

  Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares (and the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  (a) State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (e.g., a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Company's Third Restated Certificate of Incorporation expressly provides that the Company is not subject to Section 203 of the DGCL, and the Company has represented to Parent and Purchaser in the Merger Agreement that it is not subject to such provision. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  No approval of the Offer, the Merger, the Merger Agreement and the Stock Purchase Agreement for the purposes of Section 203 of the DGCL is required because the Company is not subject to such provisions; the Purchaser has not attempted to comply with the takeover laws of any other state. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  The Company and certain of its subsidiaries conduct business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither Parent nor the Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Parent nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See
Section 14.

  (b) Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  Parent and the Company filed their Notification and Report Forms with respect to the Offer under the HSR Act on March 13, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  As discussed below, the HSR Act requirements with respect to the Merger will not apply if certain conditions are met. In particular, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30 day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company. The Merger may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

  The FTC and the Antitrust Division periodically review the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  (c) Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

  As described in Section 10 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

  (d) Foreign Laws. According to publicly available information, the Company owns property and conducts business in a number of other foreign countries and jurisdictions, including, without limitation, the United Kingdom. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger. See Section 14.

16. FEES AND EXPENSES.

  Parent has engaged Bear Stearns to act as financial advisor to Parent in connection with the proposed acquisition of the Company and as Dealer Manager in connection with the Offer. Parent has agreed to pay Bear Stearns a fee of $1 million upon the earlier of the announcement of a definitive agreement to acquire the Company or the commencement of a tender offer for the Company's outstanding voting securities (the "Commencement Fee"). Furthermore, if Parent acquires, through the Offer or otherwise, control of, or a material interest in, the stock, business or assets of the Company, Parent has agreed to pay to Bear Stearns a transaction fee of $2 million against which the Commencement Fee shall be credited. Parent has also agreed to reimburse Bear Stearns for all reasonable out-of-pocket fees, expenses and costs, including reasonable fees and expenses of accountants and legal counsel, if any, and to indemnify Bear Stearns and certain related persons against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

  The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the NYSE in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          Great Universal Acquisition Corp.

March 16, 1998

                                  SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS
                          OF PARENT AND THE PURCHASER

  I. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of England and the business address of each such person is c/o The Great Universal Stores P.L.C., Leconfield House, Curzon Street, London WIY7FL. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
 NAME AND BUSINESS ADDRESS         POSITIONS HELD DURING THE PAST FIVE YEARS
 -------------------------       --------------------------------------------
 David Wolfson, The Rt.      Executive Chairman of Parent; also serves as non-
  Hon. Lord................   executive Chairman of Next plc.; previously served
  Wolfson of Sunningdale      as Executive Chairman of Next plc.
 Eric M. Barnes............  Deputy Chairman of Parent; also serves as Chairman of the Information Services Division of Parent and
                              as a director of Purchaser; previously served as
                              Chairman of Parent's Property, Finance and
                              Burberry's divisions.
 Maurice V. Blank..........  Non-executive Deputy Chairman of Parent; previously served as Chairman and Chief Executive Officer of
                              Charterhouse plc.
 Victor J. Barnett.........  Executive Director of Parent with responsibility for
  9 East 57th Street          Parent's activities in North America; also serves
  New York, New York 10022    as Chairman of the Burberry's division. Citizen of
                              the United States of America.
 David G. Bury.............  Commercial Director/Treasurer of Parent; also serves as a director of Purchaser; previously served as
                              Chief Financial Officer of TBG Management, a
                              privately owned industrial holding company based in
                              Monaco.
 Jonathan P. Charkham......  Non-executive Director of Parent; previously served as Advisor to the Governor of the Bank of England
                              and a member of the Cadbury Committee on Corporate
                              Governance.
 Philip C. Harris, The Rt.   Non-executive Director of Parent; also serves as
  Hon......................   Chairman of Carpetright plc.
  Lord Harris of Peckham
  Amberley House, New Road
  Rainham, Essex RM13 8QN
 Paul M. Harris............  Executive Director of Parent; also serves as Chief
                              Executive Officer of the Home Shopping division of
                              Parent.
 Louise Alexandra Virginia.  Non-executive Director of Parent; also is a partner
  Charlotte Patten, the       of Bain & Company (strategic consultants).
  Lady Patten
  of Wincanton
 John W. Peace.............  Director of Parent since June 1997; also serves as
                              Chief Executive Officer of Experian, Parent's
                              global information services division.

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
 NAME AND BUSINESS ADDRESS         POSITIONS HELD DURING THE PAST FIVE YEARS
 -------------------------       --------------------------------------------
 Alan W. Rudge.............  Non-executive Director of Parent; also serves a
  International Financial     Chairman of W.S. Atkins plc; served as Deputy Chief
  Centre                      Executive of British Telecommunications PLC from
  25 Old Broad Street         January 1996 to October 1997 and as a director from
  London EC2N 1HN             1989 to 1997.
 Alan J. Smart.............  Executive Director of Parent; also serves as
  53a Victoria Road           Managing Director of Parent's Overseas Retail
  Woodstock 7925              division. Citizen of South Africa.
  Cape Province, South
  Africa
 David A. Tyler............  Finance Director of Parent; previously served as
                              Group Finance Director of Christie's International
                              plc.
 Peter L. Weigh............  Executive Director of Parent; also serves as
                              Managing Director of Parent's Finance division;
                              previously served as Secretary of Parent.

  II. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Experian Corporation, 505 City Parkway West, Orange, California 92868. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser.

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
 NAME AND BUSINESS ADDRESS         POSITIONS HELD DURING THE PAST FIVE YEARS
 -------------------------       --------------------------------------------
 D. Van Skilling...........  Chief Executive Officer, President and Director of
                              Purchaser; also serves as Chief Executive Officer,
                              President and Director of Experian Corporation
                              ("Experian"); Mr. Skilling joined TRW, Inc. ("TRW")
                              in 1970 and, in 1989, assumed the position of
                              Executive Vice President and General Manager,
                              Information Systems and Services, Inc. ("IS&S").
                              Experian acquired the information services business
                              of TRW in connection with a recapitalization
                              effected in September 1996.
 James Antal...............  Vice President, Chief Financial Officer, Treasurer,
                              Assistant Secretary and Director of Purchaser; also
                              serves as Executive Vice President and Chief
                              Financial Officer of Experian. Mr. Antal joined TRW
                              in 1978 and, in 1994, assumed the position of Vice
                              President, Finance, IS&S. Previously, he served as
                              Director of Finance, Information Services Division,
                              IS&S, responsible for all division-level finance
                              and administration functions (1991-1994) and
                              Assistant Corporate Controller of TRW (1989-1990).
 Thomas A. Gasparini.......  Vice President, General Counsel, Secretary,
                              Assistant Treasurer and Director of Purchaser; also
                              serves as Senior Vice President, General Counsel &
                              Secretary of Experian. Mr. Gasparini joined TRW in
                              1979 and, in 1991, assumed the position of Vice
                              President and Assistant General Counsel, IS&S.

                                PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
 NAME AND BUSINESS ADDRESS        POSITIONS HELD DURING THE PAST FIVE YEARS
 -------------------------      --------------------------------------------
John W. Peace.............. Director of Purchaser; also serves as Director of
                             Parent since June 1997 and as Chief Executive
                             Officer of Experian, Parent's global information
                             services division. Citizen of England.
Eric M. Barnes............. Director of Purchaser; also serves as Deputy
                             Chairman of Parent and as Chairman of the
                             Information Services Division of Parent; previously
                             served as Chairman of Parent's Property, Finance
                             and Burberry's divisions. Citizen of England.
David G. Bury.............. Director of Purchaser; also serves as Commercial
                             Director/Treasurer of Parent; previously served as
                             Chief Financial Officer of TBG Management, a
                             privately owned industrial holding company based in
                             Monaco. Citizen of England.

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

        By Mail:               By Hand Delivery:       By Overnight Delivery:



ChaseMellon Shareholder     ChaseMellon Shareholder   ChaseMellon Shareholder
    Services, L.L.C.           Services, L.L.C.           Services, L.L.C.
     Reorganization        Reorganization Department Reorganization Department
       Department          120 Broadway, 13th Floor   85 Challenger Road--Mail
     P.O. Box 3301         New York, New York 10271         Drop--Reorg
 South Hackensack, New                                  Ridgefield Park, New
      Jersey 07606                                          Jersey 07660

                          By Facsimile Transmission:

                                (201) 329-8936

                  Confirm Receipt of Facsimile by Telephone:

                                (201) 296-4860

  Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]
                               Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                        Call Toll Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                           BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                           New York, New York 10167
                        Call Toll Free: (888) 308-6708